Exhibit 99.1 Press Release dated May 8, 2003

                                                              NEWS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

         CONTACTS:
         Debra L. McClister
         Executive Vice President and
         Chief Financial Officer
         DMcClister@EasyLink.com


              EASYLINK RECORDS FIRST QUARTER REVENUE OF $26 MILLION


EDISON, NJ - May 8, 2003 - EasyLink Services Corporation (NASDAQ: EASY), a leading global provider of services that power the exchange of information between enterprises, their trading communities and their customers, today reported financial results for the first quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were $26 million as compared to $26 million during the fourth quarter of 2002 and $30 million in the first quarter of 2002. Revenue gains in several areas attributable to our focus on automating manual business processes through Trading Community Enablement and Document Capture and Management solutions partially offset declines in EasyLink's Production Messaging business, which continues to be impacted by global economic factors. The Company's Integrated Desktop Messaging services also showed strong growth during the quarter, fueled by both existing and new customer revenues. Gross margin was 47% in the first quarter of 2003 as compared to 48% in the fourth quarter of 2002.

The Company reports that it achieved Earnings before interest, taxes, depreciation and amortization (" EBITDA") during the first quarter of 2003 of $7.3 million as compared to $3.1 million during the comparative first quarter of 2002. The EBITDA results for the first quarter 2003 include $6.6 million in gains on debt restructuring and settlements. EBITDA is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating cash flows, is attached in addition to a reconciliation to net income (loss) for the periods presented. The Company considers EBITDA to be a financial indicator of its operational strength, its ability to service debt and its capacity to make new investments in its services.

The Company reported net income for the first quarter of 2003 of $3.3 million, or $0.19 per share, compared to a net loss of $2.7 million, or $0.16 per share for the first quarter of 2002. Net income for the first quarter of 2003 included gains of $6.6 million on debt restructuring and settlements concluded in the first quarter. The transactions reflect the extinguishment of $7.1 million of debt principal, $0.7 million of capitalized interest and $0.2 million of accrued interest.

Significant effort was expended during the first part of this year to improve the Company's balance sheet. In addition to the $7.1 million of debt extinguished in the first quarter of 2003, EasyLink further reduced its outstanding debt in the second quarter of 2003 to date by an additional $54.7 million in principal amount in exchange for cash in the amount of $2.3 million and 22,334,873 shares of Class A common stock valued at approximately $12.1 million. As a result of these transactions the Company also eliminated $5.8 million of capitalized interest and $2.1 million of accrued interest, net of deferred debt issuance costs and will record a gain of approximately $47 million in the second quarter. In addition, the Company issued 1,923,077 shares of Class A common stock in a private placement to Federal Partners, L.P in exchange for $1 million to partially fund the cash payments. As a result of the additional debt reduction, EasyLink has eliminated approximately $67 million in principal amount of indebtedness since June 30, 2002, representing over 80% of its outstanding indebtedness as of that date.

The Company had cash and cash equivalents of $8.1 million as of March 31, 2003 compared to $9.6 million as of December 31, 2002. While cash provided by operating activities was a positive $1.3 million, $2.3 million was invested in property and equipment, including $1.1 million related to the Company's new office and network facilities, and $0.8 million was used to extinguish debt.

Thomas Murawski, President and Chief Executive Officer of EasyLink, said, "we continue to focus our attention on improving the fundamentals of our business with a particular emphasis on those things most under our control. The successful elimination of an additional $61.8 million of outstanding debt after December 31, 2002 means that we have reduced our total indebtedness by over 80% in the past year. Although have not yet completed all of our planned improvements to the company's balance sheet, we are now able to focus more of our resources and energy into expanding the growth businesses."

For the first quarter of 2003 and fourth quarter 2002, revenues (in thousands) for the Company's service lines were:

                                              First Quarter 2003          Fourth Quarter 2002
                                              ------------------          -------------------
EDI Services                                   $4,617        18%           $4,470       16%
Production Messaging                          $14,840        58%          $15,505       62%
Integrated Desktop Messaging                   $1,441         6%           $1,272        4%
Boundary & Hosted Email                        $1,591         6%           $1,695        7%
Other Services                                 $3,253        13%           $3,061       11%
                                              -------       ---           -------      ---
                                              $25,742       100%          $26,003      100%


Customer Relationships

During the first quarter, EasyLink continued to broaden its key customer relationships, primarily due to strong customer interest in EasyLink's Integrated Desktop Messaging, Document Capture and services related to automating manual processes within trading communities. In North America, companies that established or expanded deployment of EasyLink's services during the quarter included: AIG, Amadeus, Ford, First Union, GE, JPMorganChase, Skanska, State of Florida, Sunoco, and TRW. Internationally, companies that either established or expanded deployment of EasyLink's services during the quarter included: GE Capital, OBC Shipping (UK); British Airways, Confederation of Indian Industry; and Franklin Templeton (India).

Business Outlook
The following statements are forward looking and actual results may differ materially due to factors noted at the end of this release, among others.

EasyLink expects the following for the second quarter of 2003:

o Revenues and gross margin are expected to be similar to the first quarter of 2003.
o Net income is expected to be between $44 and $46 million, including the gain on debt restructuring and settlements of $47 million.

Quarterly Conference Call
EasyLink will host its quarterly conference call today at 10:30 a.m. EST. Listeners should call five minutes prior to the start of the call to 800/839-3552 and the reservation number is 191048. The call will also be broadcast over the Internet. Online listeners should visit the investor relations' pages of the EasyLink Web site, www.EasyLink.com, or www.streetevents.com prior to the start of the call for login information. If you are unable to participate, the online archive of the broadcast will be available on the investor relation's pages of www.EasyLink.com within two hours of the live call through Friday, March 7th at 11:30 p.m. EST. You can also access the replay by calling 800/642-1687 and entering the reservation number 191048.

About EasyLink Services Corporation
EasyLink Services Corporation (NASDAQ: EASY), headquartered in Edison, New Jersey, is a leading global provider of services that power the exchange of information between enterprises, their trading communities, and their customers. EasyLink's networks facilitate transactions that are integral to the movement of money, materials, products, and people in the global economy, such as insurance claims, trade and travel confirmations, purchase orders, invoices, shipping notices and funds transfers, among many others. EasyLink helps more than 20,000 companies, including over 400 of the Global 500, become more competitive by providing the most secure, efficient, reliable, and flexible means of conducting business electronically. For more information, please visit www.EasyLink.com.

Investors are cautioned that the EBITDA information contained in this news announcement is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this information because we consider EBITDA to be a financial indicator of the Company's operational strength, its ability to service debt and its capacity to make new investments in its services.

This news release may contain statements of a forward-looking nature relating to the future events or the future financial results of EasyLink Services Corporation. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements. These include: historic and continuing losses; the need to raise additional capital; the ability to service our remaining indebtedness; the risk that we may have an unfavorable outcome in our lawsuit against AT&T and PTEK; the ability to continue as a going concern being dependent upon the ability to generate sufficient cash flow to meet our obligations on a timely basis, to restructure our remaining outstanding debt on favorable terms and conditions, to obtain additional financing or refinancing as may be required, and ultimately to achieve profitable operations; significant leverage; the ability to attract additional customers or to expand services sold to existing customers; the ability to successfully implement our business strategy; significant competition; the risks inherent in an acquisition strategy; the risks inherent in integrating the STI and EasyLink businesses; and the risk of being delisted from Nasdaq. These and other risks and uncertainties are described in more detail in the Company's filings with the Securities and Exchange Commission.

                          EasyLink Services Corporation
                 Unaudited Condensed Consolidated Balance Sheets
                                 (in thousands)


                                                                             Mar. 31, 2003     Dec. 31, 2002
                                                                             -------------     --------------
ASSETS
     Cash and cash equivalents                                                  $   8,146        $   9,554
     Accounts and other receivable, net                                            12,473           11,938
     Other current assets                                                           2,269            2,019
     Property and equipment, net                                                   14,721           14,833
     Goodwill and other Intangible assets, net                                     20,010           20,814
     Other assets                                                                   1,720            1,853

     Total assets                                                               $  59,339        $  61,011
                                                                                =========        =========
LIABILITIES AND STOCKHOLDERS' DEFICIT
     Accounts payable                                                           $  13,052        $  10,235
     Accrued expenses                                                              20,409           20,853
     Restructuring reserves payable                                                 2,214            2,362
     Capital lease obligations                                                        491              609
     Net liabilities of discontinued operations                                        67              360
     Other liabilities                                                              1,037            1,179
      Convertible notes and notes payable                                          68,478           75,550
     Capitalized interest on restructured notes                                    11,000           11,685

     Total liabilities                                                            116,748          122,833

     Total stockholders' deficit                                                  (57,409)         (61,822)
                                                                                ---------        ---------
     Total liabilities and stockholders' deficit                                $  59,339        $  61,011
                                                                                =========        =========

                        -statements of operations follow-

                          EasyLink Services Corporation
            Unaudited Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)



                                                                        Three months ended
                                                                             March 31,
                                                                   -----------------------------
                                                                     2003                 2002
                                                                   -------             ---------
Revenues                                                          $ 25,742             $ 30,305

Cost of revenues                                                    13,707               15,872
                                                                  --------             --------
Gross profit                                                        12,035               14,433

Operating expenses:
     Sales and marketing                                             5,383                5,312
     General and administrative                                      6,740                7,272
     Product development                                             1,955                1,773
     Amortization of other intangibles                                 517                1,689
                                                                  --------             --------
         Total operating expenses                                   14,595               16,046
                                                                  --------             --------

         Loss from operations                                       (2,560)              (1,613)

Other income (expense):
Gain on debt restructuring and settlements                           6,640                   --
Interest and other income (expense), net                              (778)              (1,039)
                                                                  --------             --------

Net income (loss)                                                 $  3,302             $ (2,652)
                                                                  ========             ========


Basic and diluted net loss per share:
     Net income (loss)                                            $   0.19             $ (0.16)
                                                                  ========             ========

Weighted average basic and diluted shares
   outstanding                                                      17,570               16,166
                                                                  ========             ========

                          EasyLink Services Corporation
            Unaudited Condensed Consolidated Statements of Cash Flows
                                 (in thousands)


                                                                                       Three Months Ended March 31,
                                                                                       ----------------------------
                                                                                          2003              2002
Cash flows from operating activities:
Net income (loss)...............................................................         $3,302           $(2,652)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
     Non-cash interest..........................................................            120             1,130
     Depreciation and amortization..............................................          2,412             2,493
     Amortization of intangible assets..........................................            806             2,032
     Provision for doubtful accounts............................................            126               752
     Provision for restructuring and impairments................................             --              (206)
     Gain on debt restructuring and settlements.................................         (6,640)               --
     Other......................................................................             41                97
Changes in operating assets and liabilities:
   Accounts receivable, net.....................................................           (661)            2,450
   Prepaid expenses and other current assets....................................           (249)             (581)
   Other assets.................................................................             64                74
   Accounts payable, accrued expenses and other current liabilities.............          2,189            (6,369)
   Deferred revenue.............................................................           (171)             (164)
                                                                                         ------           --------
Net cash provided by (used in) operating activities.............................          1,339              (944)
                                                                                         ------           --------
Cash flows from investing activities:
Purchases of property and equipment, including capitalized software............          (2,301)             (783)
                                                                                         ------           --------
Net cash used in investing activities...........................................         (2,301)             (783)
                                                                                         ------           --------
Cash flows from financing activities:
Issuance of shares to employee benefit plans....................................            107               100
Payments under capital lease obligations........................................           (117)             (209)
Interest payments on restructured notes.........................................            --               (362)
Principal payments of notes payable.............................................           (824)               --
                                                                                         ------           --------
Net cash used in financing activities...........................................           (834)             (471)
                                                                                         ------           --------

Effect of foreign exchange rate changes on cash and cash equivalents............            388               145

Net decrease in cash and cash equivalents.......................................         (1,408)           (2,053)

Cash used in discontinued operations............................................             --              (300)

Cash and cash equivalents at beginning of the period............................          9,554            13,278
                                                                                         ------           --------
Cash and cash equivalents at the end of the period..............................         $8,146           $10,925


                          EasyLink Services Corporation
                Reconciliation of EBITDA to Operating Cash Flows
                                 (in thousands)


                                                                  Three Months Ended March 31,
                                                                  ----------------------------
                                                                     2003               2002
                                                                  --------             -------
EBITDA                                                            $  7,279             $ 3,051

Less:      Interest expense and taxes                                  759               1,178

Add:       Non-cash interest                                           120               1,130
           Provision for doubtful accounts                             126                 752
           Provision for restructuring and impairments                  --                (206)
           Gain on debt restructuring and settlements               (6,640)                 --
           Other non-cash items                                         41                  97
           Changes in operating assets and liabilities               1,172              (4,590)

Net cash provided by (used in) operations                         $  1,339              $ (944)



                          EasyLink Services Corporation
                  Reconciliation of Net Income (Loss) to EBITDA
                                 (in thousands)
                                   (unaudited)

                                                                                      Three Months Ended March 31,
                                                                                      ----------------------------
                                                                                         2003             2002
                                                                                       --------         --------

Net income (loss)...............................................................         $3,302         $(2,652)

Depreciation and amortization...................................................          2,412           2,493
Amortization of intangible assets...............................................            806           2,032
Interest expense, net and taxes.................................................            759           1,178
                                                                                         ------          ------
EBITDA..........................................................................         $7,279          $3,051
                                                                                         ------          ------
